                                                                   Exhibit 10.23


                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT is made as of May 26, 1999 among Pen-Tab Industries, Inc., a Delaware corporation ("Pen-Tab"), Pen-Tab Holdings, Inc., a
                                           -------
Virginia corporation (the "Company") and Marc English ("Executive").
                           -------                      ---------

          The execution and delivery of this Employment Agreement by the Company, Pen-Tab and the Executive, including, without limitation, the agreements made by the Executive in Sections 7, 8 and 9, are a material inducement to the Company's and Pen-Tab's decision to enter into this Employment Agreement.

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.  Definitions.  Unless otherwise defined herein, as used herein,
              -----------
the following terms shall have the following meanings:

     "Cause" shall mean (i) a material breach of this Employment Agreement by
      -----
Executive, (ii) the commission by Executive of a felony, a crime involving moral turpitude or other act or omission causing material harm to the standing and reputation of the Company and its Subsidiaries, (iii) failure by Executive to perform his duties hereunder at a satisfactory level as determined by a majority of the Board of Directors of Pen-Tab in good faith which failure has not been corrected within a reasonable period following written notice to Executive.

     "Executive Stock" means any shares of capital stock of the Company received
      ---------------
by Executive upon exercise of any stock options awarded to Executive under the Option Agreement and any other shares of capital stock of the Company hereafter acquired by Executive. Executive Stock will continue to be Executive Stock in the hands of any holder other than the Executive, including all transferees of the Executive, and except as otherwise provided herein, each such other holder of Executive Stock will succeed to all obligations attributable to the Executive as a holder of Executive Stock hereunder. Executive Stock will also include shares of the Company's capital stock issued with respect to Executive Stock by way of a stock split, stock dividend or other recapitalization, reclassification or exchange.

     "Good Reason Event" means a substantial diminution in the Executive's
      -----------------
professional responsibilities to Pen-Tab (including a change in the reporting responsibilities of the Executive which would cause the Executive to report to an individual who is junior to the person the Executive was reporting to prior to such change, the assignment to the Executive of duties or responsibilities that are not commensurate with his position and the loss or diminution of administrative or professional support but excluding any diminution in responsibility or altered reporting structure during any period of disability) together with a significant reduction in the compensation, benefits, services, perquisites and amenities which the Executive was theretofore receiving.

     "Option Agreement" means the Option Agreement dated the date hereof between
      ----------------
the Company and the Executive.

     "Person" means an individual, a partnership (including a limited
      ------
partnership), a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof or any other entity.

     "Public Offering" means the sale, in an underwritten public offering
      ---------------
registered under the 1933 Act, of shares of the Company's common stock.

     "Subsidiary" means, with respect to any Person, any corporation,
      ----------
partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons (x) shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity, or, if no Person possesses the control described in clause (x), then (y) shall be allocated a majority of partnership, association, limited liability company or other business entity gains or losses (without regard to any preferred allocations).

          2.  Employment.  Pen-Tab shall employ Executive, and Executive hereby
              ----------
accepts employment with Pen-Tab, upon the terms and conditions set forth in this Employment Agreement for the period beginning on the date hereof and ending as provided in Section 6 hereof (the "Employment Period").

          3.  Position and Duties.
              -------------------

          (a) During the Employment Period, Executive shall serve as the Chief Executive Officer of Pen-Tab and shall have the normal duties, responsibilities and authority of the Chief Executive Officer, subject to the power of the Board of Directors of Pen-Tab to expand or limit such duties, responsibilities and authority and to override actions of the Chief Executive Officer.

          (b) Executive shall report to the Board of Directors of Pen-Tab, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Pen-Tab and its Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

          4.  Base Salary and Benefits
              ------------------------

          (a) During the Employment Period, Executive's base salary shall be $330,000 per annum or such higher rate as the Board of Directors of Pen-Tab may designate from time to time (the "Base Salary"), which salary shall be payable
                                  -----------
in regular installments in accordance with

Pen-Tab's general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to participate in all of Pen-Tab's employee benefit programs for which senior executive employees of Pen-Tab and its Subsidiaries are generally eligible and shall be entitled to receive a car allowance of $1,000.000 per month.

          (b) Pen-Tab shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Employment Agreement which are consistent with Pen-Tab's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Pen-Tab's requirements with respect to reporting and documentation of such expenses.

          (c) In addition to the Base Salary, the Board may (subject to the proviso below), in its sole discretion, award a bonus to Executive following the end of each fiscal year during the Employment Period based upon Executive's performance and Pen-Tab's operating results during such year; provided, however,
                                                              -----------------
that Pen-Tab shall award Executive a bonus for Pen-Tab's 1999 fiscal year in an amount not less than $161,000.

          5.   Board Membership. With respect to all regular elections of
               ----------------
directors during the Employment Period, the Company shall nominate, and use its best efforts to elect, Executive to serve as a member of the Board of Directors of each of Pen-Tab and the Company. Upon the termination of the Employment Period, Executive shall resign as a director of the Company and its Subsidiaries, as the case may be.

          6.  Term.
              ----

          (a) Unless renewed by the mutual agreement of Pen-Tab and Executive, the Employment Period shall end on the fifth anniversary of the date hereof; provided that (i) the Employment Period shall terminate prior to such date upon Executive's resignation, death or permanent disability or incapacity (as determined by the Board of Directors of Pen-Tab in its good faith judgment) and
(ii) the Employment Period may be terminated by Pen-Tab at any time prior to such date for Cause (as defined below) or without Cause.

          (b) If the Employment Period is terminated (i) by Pen-Tab without Cause or (ii) by the Executive other than within 90 days of a Good Reason Event, in each case prior to the fifth anniversary of the date of this Employment Agreement, Executive shall be entitled to receive his Base Salary through the first anniversary of the date of termination, if and only if Executive has not breached the provisions of Sections 7, 8, 9 and 10 hereof.

          (c) If the Employment Period is terminated for any other reason, Executive shall be entitled to receive his Base Salary through the date of termination and shall not be entitled to receive any other compensation from Pen-Tab.

          (d) All of Executive's rights to fringe benefits and bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination. Pen-Tab may offset any amounts Executive owes it or its Subsidiaries against any amounts it owes Executive hereunder.

          (e) The Executive hereby waives any claim for severance compensation except as expressly set forth in this Section 6.

          7.  Confidential Information. Executive acknowledges that the
              ------------------------
information, observations and data obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any of its Subsidiaries ("Confidential Information") are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

          8.  Inventions and Patents.  Executive acknowledges that all
              ----------------------
inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Subsidiaries ("Work Product") belong to the Company or
                                      ------------
such Subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          9.  Non-Compete, Non-Solicitation.
              -----------------------------

          (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Period and for eighteen (18) months thereafter (the "Noncompete
                                                                ----------
Period"), he shall not directly or indirectly own any interest in, manage,
------
control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses.
Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

          (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries).

          (c) If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 9 are reasonable.

          (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this
Section 9, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

          10.  Restrictions on Transfer of Capital Stock of the Company held by
               ----------------------------------------------------------------
Executive.
---------

          (a)  Restrictions on Transfer.  In further consideration of the
               ------------------------
compensation to be paid to Executive hereunder and in further consideration of the stock options to be awarded to the Executive under the Option Agreement, the Executive agrees that, subject to subsection (b) below, prior to the earlier of
(i) the fifth anniversary of the date hereof or (ii) a Public Offering, Executive shall not sell, transfer, assign, pledge or otherwise dispose of (a "Transfer") any Executive Stock.
 --------

          (b)  Permitted Transfers.  Subject to subsection (c) below, the
               -------------------
restrictions contained in Section 10(a) shall not apply with respect to any Transfer of Executive Stock pursuant to applicable laws of descent and distribution or otherwise to such person's spouse, former spouse and descendants (whether natural or adopted), parents and their descendants, descendants of such brothers and sisters and any spouse of the foregoing individuals or any trust solely for the benefit of any of the foregoing or to a partnership of which only the foregoing are partners; provided, however, that if any of the foregoing is less than 21 years of age at the time of such proposed Transfer, then such Transfer may only be made to a trustee of a valid trust for the benefit of such Person, which trust shall not terminate prior to the beneficiary (or beneficiaries) thereof attaining the age of 21.

          (c)  Additional Requirements.  No Transfer of Executive Stock shall be
               -----------------------
permitted unless and until the prospective transferee agrees in a writing in form and substance satisfactory to the Company to be bound by the provisions of this Section 10.

Each certificate or instrument evidencing Executive Stock and each certificate or instrument issued in exchange for or upon the Transfer of any Executive Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN AN EMPLOYMENT AGREEMENT BETWEEN THE COMPANY, PEN-TAB INDUSTRIES, INC. AND AN EXECUTIVE THEREOF DATED AS OF MAY 20, 1999. A COPY OF SUCH EMPLOYMENT AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

          (e) Transfers in Violation of this Employment Agreement.  Any Transfer
              ---------------------------------------------------

or attempted Transfer of any Executive Stock in violation of this Section 10 shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Executive Stock as the owner of such shares for any purpose.

          11.  Executive's Representations.  Executive hereby represents and
               ---------------------------
warrants to each of the Company and Pen-Tab that (i) after the Executive has given proper notice of termination by Executive under Executive's current employment agreement with CSS, Industries Inc., the execution, delivery and performance of this Employment Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) after the Executive has given proper notice of termination by Executive under Executive's current employment agreement with CSS, Industries Inc., Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Employment Agreement by each of the Company and Pen-Tab, this Employment Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Employment Agreement and that he fully understands the terms and conditions contained herein.

          12.  Survival.  Sections 7, 8, 9 and 10 and Sections 12 through 20
               --------
shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

          13.  Notices.  Any notice provided for in this Employment Agreement
               -------
shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

          Notices to Executive:
          --------------------

               Marc English
               c/o Pen-Tab Industries, Inc.
               167 Kelley Drive
               Front Royal, Virginia 22630
               Telecopy No.: (540) 622-2008

          with a copy, which shall not constitute notice, to:

               _____________________________
               _____________________________
               _____________________________
               Attention:  _________________
               Telecopy No.:________________

          Notices to Pen-Tab or the Company:
          ---------------------------------

               Pen-Tab Holdings, Inc.
               167 Kelley Drive
               Front Royal, Virginia 22630
               Attention:  President
               Telecopy No.: (540) 622-2008

          With copies, which shall not constitute notice, to:
          --------------------------------------------------

               Kirkland & Ellis
               153 East 53rd Street
               New York, NY 10022
               Attention:  Kirk A. Radke, Esq.
               Telecopy No.: (212) 446-4800

               Citicorp Venture Capital, Ltd.
               399 Park Avenue
               14th Floor
               New York, New York 10043
               Attention:  Mr. Thomas F. McWilliams
               Telecopy No.: (212) 888-2940

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Employment Agreement shall be deemed to have been given when so delivered or mailed.

          14.  Severability.  Whenever possible, each provision of this
               ------------
Employment Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Employment Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this

Employment Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                 15.  Complete Agreement.  This Employment Agreement and the
                      ------------------
Option Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                 16.  No Strict Construction.  The language used in this
                      ----------------------
Employment Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                 17.  Counterparts.  This Employment Agreement may be executed
                      ------------
executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                 18.  Successors and Assigns.  This Employment Agreement is
                      ----------------------
intended to bind and inure to the benefit of and be enforceable by Executive, the Company, Pen-Tab and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company and Pen-Tab.

                 19.  Choice of Law.  All issues and questions concerning the
                      -------------
construction, validity, enforcement and interpretation of this Employment Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Virginia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Virginia. In furtherance of the foregoing, the internal law of the State of Virginia shall control the interpretation and construction of this Employment Agreement (and all schedules and exhibits hereto), even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

                 20.  Amendment and Waiver.  The provisions of this Employment
                      --------------------
Agreement may be amended or waived only with the prior written consent of the Company, Pen-Tab and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Employment Agreement shall affect the validity, binding effect or enforceability of this Employment Agreement.

                             *    *    *    *    *

          IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.



                              PEN-TAB HOLDINGS, INC.


                              By: __________________________
                                  Name:
                                  Title:

                              PEN-TAB INDUSTRIES, INC.


                              By: __________________________
                                  Name:
                                  Title:


                              _____________________________
                              MARC ENGLISH

                                                                       EXHIBIT 1
                                                                       ---------

                           PEN-TAB INDUSTRIES, INC.

No.                                                                     $

                10?% SERIES C SENIOR SUBORDINATED NOTE DUE 2007

               Pen-Tab Industries, Inc. promises to pay _______ to or registered assigns the principal sum of ________ Dollars on the Maturity Date of February 1, 2007.

Interest Payment Dates:       February 1 and August 1, beginning August 1, 2000.

Record Dates:                 January 15 and July 15, beginning July 15, 2000.

               IN WITNESS WHEREOF, PEN-TAB INDUSTRIES, INC. has caused this instrument to be executed in its corporate name by a facsimile signature of its _______________ and its ________________ and has caused the facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

                                                     PEN-TAB INDUSTRIES, INC.


                                                     By________________________
                                                          Name:
                                                          Title:
[SEAL]

Dated:   February 1, 2000

                                                     By_________________________
                                                          Name:
                                                          Title:

Certificate of Authentication:

               This is one of the 10?% Senior Subordinated Notes due 2007 referred to in the within-mentioned Indenture.

United States Trust Company
  of New York, a Trustee

By________________________________                   Date:
         Authorized Signatory

(REVERSE OF SECURITY)

                           PEN-TAB INDUSTRIES, INC.

                10?% Series C Senior Subordinated Note due 2007

          1.    Interest.
                --------

          Pen-Tab Industries, Inc., a Delaware corporation (the "Company"), promises to pay interest at the rate of 10?% per annum on the principal amount of this Security semiannually commencing on August 1, 2000, until the principal hereof is paid or made available for payment. Interest on the Securities will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including February 1, 2000, through but excluding the date on which interest is paid. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

          2.    Method of Payment.
                -----------------

          The interest payable on the Securities, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (as defined below), be paid to the person in whose name this Security is registered at the close of business on the regular record date, which shall be the January 15 or July 15 (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for, and any interest payable on such defaulted interest (to the extent lawful), will forthwith cease to be payable to the Holder on such regular record date and shall be paid to the person in whose name this Security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice of which shall be given to Holders not less than 15 days prior to such special record date. Payment of the principal of and interest on this Security will be made at the agency of the Company maintained for that purpose in New York, New York and at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security register.

          3.    Paying Agent and Registrar.
                --------------------------

          Initially, United States Trust Company of New York (the "Trustee") will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders of Securities. The Company or any of its Subsidiaries may act as Registrar or co-Registrar but may not act as Paying Agent.

          4.    Indenture.
                ----------

          This Security is one of a duly authorized issue of Securities of the Company, designated as its 10?% Series C Senior Subordinated Notes due 2007 (the "Securities"), limited in aggregate principal amount to $200,000,000 (except for Securities issued in substitution for destroyed, lost or stolen Securities) issuable under an indenture dated as of February 1, 1997 (the "Indenture"), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939 (the "Act") (15 U.S. Code "" 77aaa-77bbbb) as in effect on the date of the Indenture. The Securities are subject to all such terms, and Holders of Securities are referred to the Indenture and the Act for a statement of them. Each Securityholder, by accepting a Security, agrees to be bound to all of the terms and provisions of the Indenture, as the same may be amended from time to time. Payment on each Security is guaranteed on a senior subordinated basis, jointly and severally, by the Guarantors pursuant to Article Eleven of the Indenture.

          The Securities are subordinated in right of payment to all Senior Debt of the Company to the extent and in the manner provided in the Indenture. Each Holder of a Security, by accepting a Security, agrees to such subordination, authorizes the Trustee to give effect to such subordination and appoints the Trustee as attorney-in-fact for such purpose.

           Capitalized terms contained in this Security to the extent not defined herein shall have the meanings assigned to them in the Indenture.

          5.    Optional Redemption.
                -------------------

          The Securities will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after February 1, 2002 and prior to maturity, upon not less than 30 nor more than 60 days, notice mailed to each holder of Securities to be redeemed at his address appearing in the register for the Securities, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest to but excluding the date fixed for redemption (subject to the right of holders of record on the relevant Record Date to receive interest due on an interest payment date that is on or prior to the date fixed for redemption), if redeemed during the 12-month period beginning February 1 of the years indicated:

          Year                                          Percentage
          -----------------------------------     ----------------
          2002                                             105.438%
          2003                                             104.625
          2004                                             101.813
          2005 and thereafter                              100.000

          Selection of Securities for any partial redemption shall be made by the Trustee, in accordance with the rules of any national securities exchange on which the Securities may be listed or, if the Securities are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed before the date fixed for redemption to each holder of Securities to be redeemed at his or her registered address. On and after the date fixed for redemption, interest will cease to accrue on Securities or portions thereof called for redemption.

          The Securities will not have the benefit of any sinking fund.

          6.   Purchase upon occurrence of a Change of Control.
               -----------------------------------------------

          Within 30 days of the occurrence of a Change of Control, the Company will offer to purchase the Securities, in whole and not in part, at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest thereon.

          7.   Notice of Redemption.
               --------------------

          Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at his registered address. Securities in denominations larger than $1,000 may be redeemed in part. on and after the redemption date, interest ceases to accrue on those Securities or portion of them called for redemption.

          8.   Denominations; Transfer; Exchange.
               ---------------------------------

          The Securities are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption.

          9.   Persons Deemed Owners.
               ---------------------

          The registered Holder of a Security may be treated as the owner of it for all purposes.

          10.  Unclaimed Funds.
               ---------------

          If funds for the payment of principal or interest remain unclaimed for two years, the Trustee or Paying Agent will repay the funds to the Company at its request. After such repayment Holders of Securities entitled to such funds must look to the Company for payment unless an abandoned property law designates another person.

          11.  Discharge Prior to Redemption or Maturity.
               -----------------------------------------

          The Indenture will be discharged and cancelled except for certain Sections thereof, subject to the terms of the Indenture, upon the payment of all the Securities or upon the irrevocable deposit with the Trustee of funds or United States Government Obligations sufficient for such payment or redemption .

          12.  Amendment; Supplement; Waiver.
               -----------------------------

          Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the outstanding Securities, and any past default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the outstanding Securities. Without notice to or the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the rights of any Holder of Securities.

          13.  Restrictive Covenants.
               ---------------------

          The Indenture restricts, among other things, the ability of the Company or any of its Subsidiaries to permit any Liens to be imposed on their assets, to make certain Restricted Payments and Investments, limits the Indebtedness which the Company and its Subsidiaries may incur and limits the terms on which the Company may engage in Asset Dispositions. The Company is also obligated under certain circumstances to make an offer to purchase Securities with the net cash proceeds of certain Asset Dispositions. The Company must report quarterly to the Trustee on compliance with the covenants in the Indenture.

          14.  Successor Corporation.
               ---------------------

          Pursuant to the Indenture, the ability of the Company to consolidate with, merge with or into or transfer its assets to another person is conditioned upon certain requirements, including certain financial requirements applicable to the surviving Person.

          15.  Defaults and Remedies.
               ---------------------

          If an Event of Default shall occur and be continuing, the principal of all of the outstanding Securities, plus all accrued and unpaid interest, if any, to the date the Securities become due and payable, may be declared due and payable in the manner and with the effect provided in the Indenture.

          16.  Trustee Dealings with Company.
               -----------------------------

          The Trustee in its individual or any other capacity, may become the owner or pledgee of Securities and make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

          17.  No Recourse Against Others.
               --------------------------

          A director, officer, employee or stockholder, as such, of the Company or any Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Securities, the Guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of a Security by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

          18.  Authentication.
               --------------

          This Security shall not be valid until the Trustee signs the certificate of authentication on the other side of this Security.

          19.  Abbreviations.
               -------------

          Customary abbreviations may be used in the name of Securityholder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors
Act).

          20.  Governing Law.
               -------------

          The laws of the State of New York shall govern the Indenture, this Security and the Guarantee without regard to principles of conflicts of law.

          The Company will furnish to any Holder of record of Securities upon written request and without charge a copy of the Indenture.

             [FORM OF NOTATION ON SECURITY RELATING TO GUARANTEE]

                         SENIOR SUBORDINATED GUARANTEE

          The Guarantor(s) (as defined in the Indenture referred to in the Security upon which this notation is endorsed) hereby, jointly and severally, unconditionally guarantee on a senior subordinated basis (such guarantee by each Guarantor being referred to herein as the "Guarantee") the due and punctual payment of the principal of, premium, if any, and interest on the Securities, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal, premium and interest, if any, on the Securities, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee, all in accordance with the terms set forth in Article Eleven of the Indenture.

          The obligations of each Guarantor to the Holders of Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth, and are expressly subordinated and subject in right of payment to the prior payment in full of all Senior Debt of such Guarantor, to the extent and in the manner provided, in Article Twelve of the Indenture, and reference is hereby made to such Indenture for the precise terms of the Guarantee therein made.

          The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Securities upon which the Guarantee is noted shall have been executed by the under the Indenture by the manual signature of one of its authorized officers.

          This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

          This Guarantee is subject to release upon the terms set forth in the Indenture.

                                              [____________________]


                                              By:  _________________________
                                                   Name:
                                                   Title:

                                ASSIGNMENT FORM

          If you the Holder want to assign this Security, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Security to:
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
          (Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint ________________________________________________________
agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated:____________________________       Signed:________________________________
                                                (Sign exactly as name appears on
                                                the other side of this Security)

Signature Guarantee:____________________________________________________________

                       OPTION OF HOLDER TO ELECT PURCHASE

If you the Holder want to elect to have this Security purchased by the Company,

check the box: [_]

If you want to elect to have only part of this Security purchased by the Company, state the amount: $__________


Dated:____________________     Signed:__________________________________________
                                      (Sign exactly as name appears on the other side of this Security)

Signature Guarantee:____________________________________________________________

                                                                       EXHIBIT 2
                                                                       ---------

                   SUMMARY OF COMPANY AND BUSINESS INFORMATION
                   -------------------------------------------

The Company

          Pen-Tab Industries, Inc. (together with its majority-owned subsidiaries, the "Company") was incorporated in 1997 in the state of Delaware, the successor corporation to a Virginia corporation of the same name. The Company is a wholly-owned subsidiary of Pen-Tab Holdings, Inc. ("Holdings") a Virginia corporation.

          The Company is a leading U.S. manufacturer and marketer of school, home and office supply products. The Company's core products include binders, pads, filler paper, spiral and coilless notebooks, planners, envelopes, school supplies and arts and crafts products in hundreds of configurations. In 1992, the Company recognized a previously unfulfilled demand for higher quality, upscale school and office-related products. The Company pioneered a line of these differentiated higher price point, branded products to serve the school and office product markets. The Company has developed strong consumer recognition for its proprietary office styles and its upscale school styles under the Pen-Tab(R), Pen-Tab Pro(R) and Expert(R) brand names. These differentiated products provide both the Company and the retailer with higher margins. The Company's August 1998 acquisition of Stuart Hall Company, Inc. ("Stuart Hall") has expanded the Company's product line into the market of licensed products. The acquisition broadens the Company's product offerings by adding licensed products to Pen-Tab's proprietary styles and brands. Stuart Hall's license portfolio includes Looney Tunes, Coca-Cola(R) brand, Nickelodeon(TM), Rugrats(R), MTV: Music Television(TM) and Disney's Winnie the Pooh. The Company, through its Vinylweld L.L.C. Subsidiary, is also a leading U.S. manufacturer of vinyl packaging products designed primarily for audio and video cassette tapes. For fiscal 1998, core products represented an estimated 57.9% of revenue, differentiated products represented an estimated 34.6% of revenue and Vinylweld represented an estimated 7.5% of revenue. For fiscal 1998, school-related products represented an estimated 60.9% of revenue, office-related products represented an estimated 31.6% of revenue and Vinylweld represented an estimated 7.5% of revenue.

          From 1994 to 1998, the Company's sales have grown from $90.5 million to $124.1 million and EBITDA (as defined herein) has grown from $8.9 million to $14.6 million. During the same period, the Company's EBITDA margin increased from 9.8% to 11.7%.

          The Company has a long-standing customer base featuring mass merchandisers, national discount stores, wholesale clubs, and office supply superstores in the United States and Canada. The Company is headquartered in a state-of-the-art 282,000 sq. ft. facility in Front Royal, Virginia. The Company also maintains manufacturing facilities in Chicago, Los Angeles, and Kansas City. The Company has invested heavily in state-of-the-art automated production equipment to provide a low cost manufacturing environment. As of January 2, 1999, the Company employed approximately 900 people in its four facilities.

Future Cash Interest Payments

          The Company may be unable to make future cash interest payments on the Notes or the Interest Notes until a restructuring of the Company"s debt and business is effected.

Available Information

          The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such material filed by the Company with the Commission may be inspected by anyone without charge at the Public Reference Section of the commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. Such material may also be accessed on the SEC"s web-site at www.sec.gov.

Incorporation of Certain Documents by Reference

          All documents filed by the Company with the Commission pursuant to the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), are hereby incorporated herein by reference. All documents filed by the Company pursuant to the Exchange Act or the Securities Act on or subsequent to the date hereof and prior to the Expiration Date will also be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Consent Letter to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The Company will provide without charge to each person to whom the Consent Letter is delivered, on the written request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests should be directed to Pen-Tab, Industries, Inc., 167 Kelley Drive, Front Royal, Virginia 22630, Attention: Secretary.

Related Parties

          Citicorp Venture Capital, Ltd., which holds approximately 37% of the voting stock of Pen-Tab Industries, Inc. presently owns approximately $49,000,000 in aggregate principal amount of the Notes and has agreed to execute the Consent Letter and accept an Interest Note in lieu of the February 1, 2000 cash interest payment.

                                                                       EXHIBIT 3
                                                                       ---------


                              FINANCIAL INFORMATION

Summary Selected Operations and Financial Data (Dollars in Thousands)

          The financial statements of Pen-Tab Industries, Inc. for fiscal years 1995 and 1994 represent the combined historical financial statements of Pen-Tab Industries, Inc., a New York corporation, and its affiliated company Pen-Tab Industries of California, Inc., a Delaware corporation, which were controlled under common ownership. Intercompany accounts and transactions have been eliminated in combination. Effective July 1, 1996, the two companies were merged into a new Virginia corporation, called Pen-Tab Industries, Inc., with no change in ownership, and accordingly, the historical book values of the companies" assets and liabilities were carried forward to the new company. In connection with the merger, Pen-Tab Industries, Inc. recorded a charge to retained earnings of $295 relating to the cancellation of treasury stock previously held by the two companies, and eliminated the treasury stock and related additional capital balances.

On February 4, 1997, Pen-Tab Industries, Inc., a Virginia corporation, changed its name to Pen-Tab Holdings, Inc. ("Holdings"). On February 4, 1997 Holdings formed a wholly owned subsidiary called Pen-Tab Industries, Inc., a Delaware corporation ("the Company"). On February 4, 1997, the Company issued $75 million 10 7/8% Senior Subordinated Notes due 2007 and Holdings effected a recapitalization pursuant to which Holdings repurchased approximately 748 shares of Class A common stock and 122 shares of Class B common stock from management shareholders for approximately $47,858, converted an additional 14 shares of Class A common stock and 358 shares of Class B common stock into redeemable preferred stock, and sold 37 shares of Class A common stock, 3 shares of Class B common stock and 125,875 shares of redeemable preferred stock to outside investors for proceeds of approximately $15,010. Holdings" shareholders concurrently approved an amendment to Holdings" articles of incorporation to increase the number of authorized shares to 8,352,500, consisting of 6,000,000 shares of Class A Common Stock, par value $.01 per share, 2,000,000 shares of Class B Common Stock, par value $.01 per share, 2,000,000 shares of Class B Common Stock, par value $.01 per share, and 352,500 shares of redeemable preferred stock. Following completion of the above transaction, Holdings" shareholders approved a stock split pursuant to which each share of Holdings" Class A Common Stock and Class B Common Stock then outstanding was converted into 60,937.50 shares of such common stock.

On February 3, 1998, net assets of $1,500 of the Company"s Vinylweld division were contributed to a newly formed Delaware limited liability company called Vinylweld L.L.C. The Company sold 20% of Vinylweld L.L.C. to Vinylweld"s president for $125. The Financial statements of Pen-Tab Industries, Inc. for fiscal year 1998 reflect the acquisition of Stuart Hall Company, Inc. and the results of their operations from the acquisition on August 20, 1998, through the fiscal year end of January 2, 1999.

Set forth below are selected historical financial data and other financial data of the Company as of the dates and for the periods presented. The summary selected historical financial data as of January 2, 1999, January 3, 1998, December 28, 1996, December 30, 1995, December 31, 1994 and for the fiscal years then ended were derived from the Audited Financial Statements of the Company.

         The information contained in this table and accompanying notes should be read in conjunction with the "Management Discussion and Analysis of Financial Condition and Results of Operations," the Audited Consolidated Financial Statements and the accompanying notes and schedules thereto.

                                      Nine Mos. Ended
                                      ---------------
                                     Oct. 2     Oct. 3                            Fiscal Year
                                                          ------------------------------------------------------------
                                        1999       1998       1998          1997        1996         1995      1994
                                     ---------  --------- -----------    --------     --------    ---------  ---------
                                         (unaudited)
         Statement of Operations
Data
Net sales                             $142,612     $98,739    $124,082    $96,637     $106,869    $96,808    $ 90,472
Cost of goods sold                     101,427      73,811      91,105     71,701       74,781     74,305      70,581
Gross profit                            41,185      24,928      32,977     24,936       32,088     22,503      19,891
Selling, general and
administrative expenses                 22,650      16,005      22,030     16,838       16,528     13,204      13,346
Amortization of goodwill                 1,401         142         578         __           __         __          __
Relocation and reorganization
expenses (a)                                __          __         __         804           __      1,906          __
Interest expense, net                   12,512       7,161      11,413      8,194        2,346      2,883       2,410
Other (income) expense, net                 __          __         (28)        __           (4)       (55)         (3)
Income (loss) before income taxes        4,622       1,620      (1,016)      (900)      13,218      4,565       4,138
Income tax (benefit) provision
(b), (e)                                 1,812         616        (335)     1,945         (191)      (343)        825
Net income (loss)                     $  2,810      $1,004      $ (681)   $(2,845)     $13,409    $ 4,908    $  3,313

         Other Financial Data
Pro forma income tax (benefit)
provision (b)                         $     __      $   __      $   __    $  (338)     $ 4,956    $ 1,948    $  1,783
Pro forma net income (loss) (b)             __          __          __       (562)       8,262      2,617       2,355
Net cash provided by (used
in)operating activities                (42,861)     29,743      43,426       (768)      13,356     10,926       5,576
Net cash (used in) investing
activities                              (4,117)   (131,150)   (134,632)    (1,562)        (890)    (8,521)     (1,331)
Net cash provided by (used in)
financing activities                    46,958      87,731      77,550     15,895      (13,191)    (2,291)     (4,163)
Adjusted EBITDA (c)                     23,140      10,990      14,582     10,652       17,916     11,865       8,865
Adjusted EBITDA margin (c)                16.2%       11.1%       11.7%      11.0%        16.8%      12.3%        9.8%
Depreciation and amortization            6,687       2,554       4,892      2,968        2,364      2,760       2,317
Capital expenditures                  $  2,169      $2,275     $ 2,854    $ 1,562       $  890     $9,322      $1,371
Ratio of earnings to fixed charges
(d)                                        1.4x        1.2x       __ (d)      __ (d)       5.8x       2.4x        2.4x


                                                                           As of
                                      ---------------------------------------------------------------------------------
                                        Oct. 2      Oct. 3       Jan. 2      Jan. 3    Dec. 28     Dec. 30   Dec. 31
                                         1999        1998         1999        1998       1996       1995       1994
                                      ---------   ---------    ---------   ---------   --------  ---------   ----------
Balance Sheet Data
Total assets                            $206,330     $201,345    $181,943    $ 63,792    $43,504    $43,805    $41,711
Long-term debt (including current        179,499      144,022     132,460      82,754     24,210     28,000     26,890
portion)
Stockholders" equity (deficit)           $13,246      $12,181    $ 10,517   $(28,005)    $15,052    $11,044    $ 8,770

-----
(a) During fiscal 1995, the Company relocated its headquarters and its east coast manufacturing facilities from Glendale, New York to Front Royal, Virginia. The non-recurring charges of $1,906 associated therewith are reported as relocation expense in the statement of operations and retained earnings. During fiscal 1997, the Company reorganized its sales and marketing functions. The non-recurring charges of $804 for recruitment and acquisition costs of new sales and marketing executives as well as the severance costs of terminated sales employees are reported as reorganization expenses in the statement of operations and retained earnings.

(b) A portion of the Company was taxed as a "C" corporation under the Internal Revenue Code during fiscal 1994, and accordingly was subject to federal and state income taxes. For all fiscal years thereafter until the period ended February 3, 1997, the entire company elected to be treated as an "S" corporation for federal income tax purposes under which income, losses, deductions and credits were allocated to and reported by the Company's shareholders based on their respective ownership interests. Accordingly, no provision for income taxes was required for such periods, except for state income taxes.

(c) Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization and certain non-recurring expenses (see (a) above). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. However, Adjusted EBITDA should not be considered in isolation as a substitute for net income
(loss) or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, this measure of Adjusted EBITDA may not be comparable to similar measures reported by other companies. Adjusted EBITDA amounts for fiscal 1997 has been adjusted for reorganization expenses of $804, related to the recruitment and acquisition costs of new sales and marketing executives as well as the severance costs of terminated sales employees and fiscal 1995 has been adjusted for non-depreciation relocation expenses of $1,657, related to the relocation of the Company's headquarters and east coast manufacturing facilities from New York to Virginia. Adjusted EBITDA margin is calculated as the ratio of Adjusted EBITDA to net sales for the period. Funds depicted by Adjusted EBITDA are not available for management's discretionary use due to functional requirements to conserve funds primarily for capital replacement and expansion, and debt service requirements.

(d) For purposes of the ratio of earnings to fixed charges, (i) earnings are calculated as the Company's earnings before income taxes and fixed charges and
(ii) fixed charges include interest on all indebtedness, amortization of deferred financing costs and one-third of operating lease expense. Earnings before fixed charges for the year ended January 2, 1999 and January 3, 1998 were insufficient to cover fixed charges by $1,016 and $900, respectively.

                                         Nine Mos. Ended
                                         ---------------
                                         Oct. 2      Oct. 3                         Fiscal Year
                                          1999        1998       1998          1997       1996       1995       1994
                                       ---------   ---------   ---------    ---------  ---------   --------  ---------
Income (loss) before income taxes         $4,622      $1,620   $  (1,016)     $ (900)  $13,218    $ 4,565    $ 4,138

Add back Fixed Charges;
Interest Expense                          12,512       7,161      11,413       8,194     2,346      2,883      2,410
Operating Lease Expense 1/3                  450         398         531         400       400        375        540
Earnings before Fixed Charges             17,584       9,179      10,928       7,694    15,964      7,823      7,088
Fixed Charges                             12,962       7,559      11,944       8,594     2,746      3,258       2950
Ratio of Earnings to Fixed Charges          1.4x        1.2x                              5.8x       2.4x       2.4x

(e) During fiscal 1997, the Company recorded a cumulative deferred tax liability of $2,316 upon termination of the Company's "S" corporation status.

                                 CAPITALIZATION


         The following table sets forth (i) the cash and cash equivalents and capitalization of Pen-Tab Industries, Inc. as of January 2, 1999 and October 2, 1999. The information in this table should be read in conjunction with the audited financial statements of Pen-Tab Industries, Inc. as of January 2, 1999 included in the Company's form 10-K (#333-24519) and the unaudited financial statements of Pen-Tab Industries, Inc. as of October 2, 1999 included in the Company's form 10-Q as filed with the Securities and Exchange Commission.

Dollars in thousands except per share amounts
         Cash and cash equivalents                                                         $    20       $    --
                                                                                        ==========    ==========
         Long-term debt obligations, including current portion:

                  Collateralized loans payable to a bank/(1)/                              $39,250       $88,500

                  Industrial development revenue bonds                                       7,100         6,700
                  10.875% Senior Subordinated Notes/(2)/                                    75,000        75,000

                  Other                                                                     11,110         9,299
                                                                                        ----------    ----------
                  20.                                                                     $132,460      $179,499

                                                                                        ==========    ==========
         Stockholders' equity:

                  Common stock $.01 par value, 1,000 share authorized; 100                 $    --       $    --
                  shares issued at January 2, 1999 and October 2, 1999

                  Additional capital                                                        39,209        39,209

                  Retained deficit                                                         (28,692)      (25,963)

                  26.                                                                   ----------    ----------
                                                                                           $10,517       $13,246
         Total stockholders' equity
                                                                                        ==========    ==========


(1) The information for the collateralized loans payable to a bank as of January 2, 1999 and as of October 2, 1999 relate to amounts outstanding under a $135 million Credit Facility ("Credit Facility") led and agented by Bank of America which expires on August 20, 2001. The Credit Facility includes a $100 million revolver and a $35 million term loan.

(2) After the Expiration Date, the Company will issue Interest Notes in the amount of approximately $4 million to existing Noteholders.

                                                                       EXHIBIT 4
                                                                       ---------

                    AMENDMENTS TO THE SENIOR CREDIT AGREEMENT
                    -----------------------------------------

                           THIRD AMENDMENT AND WAIVER
                                       TO
                            SECURED CREDIT AGREEMENT


         THIS THIRD AMENDMENT AND WAIVER dated as of March ___, 2000 (this "Amendment") is entered into by and among Pen-Tab Industries, Inc., a Delaware
 ---------
corporation (the "Company"), Pen-Tab Holdings, Inc., a Virginia corporation (the
                  -------
"Parent"), the several financial institutions from time to time party to the
 ------
Credit Agreement referred to below (the "Lenders") and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association) as letter of credit issuer and as agent for the Lenders (the "Agent").

                              W I T N E S S E T H:
                              - - - - - - - - - -
         WHEREAS, the Company, the Parent, the Lenders and the Agent are parties to a certain Secured Credit Agreement dated as of August 20, 1998 (herein called the "Credit Agreement"); and
     ----------------


         WHEREAS, subject to the terms and conditions set forth herein the Lenders are willing to waive non-compliance by the Company with certain provisions of the Credit Agreement and to amend certain provisions of the Credit Agreement.

         NOW, THEREFORE, in consideration of the premises, and intending to be legally bound hereby, the Company, the Parent, the Lenders and the Agent hereby agree as follows:

         SECTION 1. WAIVER. In reliance on the warranties of the Company and the
                    ------
Parent set forth in Section 3 below, effective on (and subject to the occurrence
                    ---------
of) the Amendment Effective Date (as defined below), the Lenders and the Agent hereby waive (i) the Company's compliance with the provisions of Sections 8A.1
                                                                 -------------
and 8A.2 of the Credit Agreement for the Company"s fiscal quarter ended December
    ----
31, 1999, (ii) the Company's compliance with Section 7.13 for the period from
                                             ------------
September 30, 1999 through January 15, 2000 and (iii) any Event of Default caused by reason of the Company's failure to make a mandatory prepayment of the Revolving Loans pursuant to Section 2.7 of the Credit Agreement during the
                            -----------
period from September 30, 1999 through the date hereof.

         SECTION 2. AMENDMENTS. In reliance on the warranties of the Company and
                    ----------
the Parent set forth in Section 3 below, effective on (and subject to the
                        ---------
occurrence of) the Amendment Effective Date, the Credit Agreement shall be amended as follows:

         (a) The definition of "Borrowing Base" set forth in Section 1.1 of the
                                                             -----------
Credit Agreement shall be amended to read in its entirety as follows:

          "Borrowing Base" means, at any time (a) the sum of
           --------------

               (i) an amount equal to 85% of the net amount (after deduction of such reserves and allowances (including, without limitation, program allowances), as the Agent may reasonably deem proper and necessary) of the Eligible Accounts of the Company, Stuart Hall and Vinylweld as of the date of the most recently delivered Borrowing Base certificate; plus
                       ----

               (ii) an amount equal to the lesser of (x) 60% of the net value (as determined by the Agent and after deduction of such reserves and allowances as the Agent may reasonably deem proper and necessary on a first-in first-out basis in accordance with GAAP) of Eligible Inventory of the Company, Stuart Hall and Vinylweld and (y) at all times from February 1 through June 30 of each year, $45,000,000 and at all other times, $30,000,000; plus
                                        ----

               (iii) an amount equal to (1) for the period from March 1, 2000 through April 30, 2000, $16,500,000, (2) for the period from May 1, 2000 through May 31, 2000, $14,500,000, (3) for the period from June 1, 2000 through June 30, 2000, $10,000,000, (4) for the period from
          July 1, 2000 through July 15, 2000, $5,000,000 and (5) for the period from and after July 16, 2000, $0; minus
                                            -----

          (b) the sum at such time of (i) the aggregate undrawn amount of any outstanding Letters of Credit (other than the IRB Letter of Credit); plus
                                                                          ----
     (ii) the aggregate face amount of any LC Applications; plus (iii) the
                                                            ----
     aggregate unreimbursed amounts drawn under any Letters of Credit or paid under any LC Application; plus (iv) without duplication, the aggregate
                               ----
     outstanding amount of all Revolving Loans.

     Notwithstanding anything contained in the foregoing to the contrary, the Agent reserves the right, at any time, as it reasonably deems proper or necessary, to reduce or increase any of the percentages or dollar amounts set forth above. Nothing contained herein shall (1) be construed as the Agent's agreement to resort or look to any particular type or item of Collateral as security for any specific Loan, Letter of Credit or advance or in any way limit the Agent's right to resort to any or all of the Collateral as security for any of the Liabilities, or (2) be deemed to limit or reduce any Lien in or upon any portion of the Collateral or other security for the Liabilities.

         (b) The definition of "Applicable Margin" set forth in Section 1.1
                                                                -----------
of the Credit Agreement shall be amended to read in its entirety as follows:

          "Applicable Margin" with respect to any Offshore Rate Loan, Base Rate
           -----------------
     Loan or the Commitment Fee, means (i) until the first time the Applicable Margin is adjusted pursuant to the last paragraph of this definition, 3.50% for Offshore Rate Loans, 1.75% for Base Rate Loans and 0.65% for the Commitment Fee, and (ii) at all times when clause (i) above does not apply,
                                                ------
     a margin based on the Fixed Charge Coverage Ratio, as follows:

-------------------------------------------------------------------------------------------------------------------
Fixed Charge                     Offshore Rate                 Base Rate             Commitment Fee
Coverage Ratio                 Applicable Margin            Applicable Margin        Applicable Margin
-------------------------------------------------------------------------------------------------------------------
Less than or equal to                  3.50%                       1.75%                       0.65%
1.5:1
-------------------------------------------------------------------------------------------------------------------
Greater than 1.5:1 and                2.625%                       1.50%                       0.60%
less than or equal to
1.75:1
--------------------------------------------------------------------------------------------------------------------
Greater than 1.75:1                    2.00%                       1.00%                       0.50%
---------------------------------------------------------------------------------------------------------------------

                  ; provided, that at all times during each month during which,
                    --------
         at any time during such month, the Effective Amount of all Revolving Loans plus the Effective Amount of all L/C Obligations (other than with respect to the IRB Letter of Credit) exceeded the Borrowing Base less any amount set forth in clause (a)(iii) of the definition of Borrowing
                                 ---------------
         Base, the foregoing Offshore Rate Applicable Margin and Base Rate Applicable Margin shall be increased by 0.50%.

                  The Applicable Margin shall be adjusted on the fifteenth day following receipt by the Agent of the financial statements required by
         Section 7.1(a) or (b), as applicable, and the related Compliance
         --------------    ---
         Certificate required by Section 7.2(b) (provided, that the Applicable
                                 --------------  --------
         Margin shall not be adjusted until financial statements in accordance with Section 7.1(b) are delivered to the Agent with respect to the
              --------------
         Company"s fiscal quarter ended September 30, 2000), based on the Fixed Charge Coverage Ratio as of the last day of the fiscal period most recently ended; it being understood, that if the Company fails to
                         -- ----------------
         timely deliver the financial statements required by Section 7.1(a) or
                                                             --------------
         (b), as applicable, and the related Compliance Certificate required by
         ---
         Section 7.2(b), then, until receipt of such financial statements and
         --------------
         certificate by the Agent, the Applicable Margin shall be 3.50% with respect to Offshore Rate Loans, 1.75% with respect to Base Rate Loans and 0.65% with respect to the Commitment Fee.

         (c) The definition of "Consolidated EBITDA" set forth in Section 1.1 of
                                                                  -----------
the Credit Agreement shall be amended by (i) deleting the word "and" where it appears immediately prior to clause (i)(e) of such definition and inserting a
                             -------------
comma in lieu thereof and (ii) inserting the following immediately after clause
                                                                         ------
(i)(e) and before the semicolon "and (f) restructuring charges related to the
------
Company's 1999-2000 restructuring in an amount not to exceed $10,000,000 in the aggregate."

         (d) The definition of "Eligible Account" set forth in Section 1.1 of
                                                               -----------
the Credit Agreement shall be amended by: (i) deleting the words "the Company or Stuart Hall" where they appear immediately prior to the parenthetical phrase defining "Person" for purposes of the definition of "Eligible Account" and inserting in lieu thereof the words "the Company, Stuart Hall or Vinylweld;"
(ii) deleting the percentage "10%" where it appears in clause (n) of such
                                                       ----------
definition and inserting the following percentage in lieu thereof "25%"; (iii) deleting the date "October 1" where it appears in clause (c) of such definition
                                                  ----------
and inserting the following date in lieu thereof "October 10;" and (iv) adding the following to clause (h) of such definition immediately following the word
                 ----------
"Company", ", Stuart Hall or Vinylweld."

     (e) The definition of "Eligible Inventory" set forth in Section 1.1 of
                                                             -----------
the Credit Agreement shall be amended by: (i) deleting the words "the Company or Stuart Hall" where they appear immediately prior to the parenthetical phrase defining "Person" for purposes of the definition of "Eligible Inventory" and inserting in lieu thereof the words "the Company, Stuart Hall or Vinylweld;"
and (ii) deleting from clause (g) of such definition the words "the Company or
                       ----------
Stuart Hall" and inserting in lieu thereof the words "the Company, Stuart Hall or Vinylweld."

     (f) The definition of "Interest Payment Date" set forth in Section 1.1 of
                                                                -----------
the Credit Agreement shall be amended to read in its entirety as follows:

               "Interest Payment Date" means the last Business Day of each
                ---------------------
         month and, with respect to any Loan, each date such Loan is converted into another Type of Loan and, with respect to any Offshore Rate Loan, on the last day of each Interest Period with respect thereto.

         (g) The definition of "Net Worth Shortfall Period" shall be deleted from Section 1.1 of the Credit Agreement.
     -----------

         (h) The following definitions shall be added to Section 1.1 of the
                                                         -----------
Credit Agreement, each in its appropriate alphabetical position:

               "Qualified Subordinated Debt" means unsecured indebtedness of
                ---------------------------
         the Company, that has no financial covenants and otherwise has terms and conditions satisfactory to the Agent, that is subordinated in right of payment to the Obligations pursuant to terms satisfactory to the Agent and that has, at a minimum, no right to payment in cash of any interest, principal, fee, premium or other amount owing with respect thereto until at least one year after the Term Maturity Date.

               "Total Debt" means for any Person, all Indebtedness of such
                ----------
         Person and its Subsidiaries other than (x) Qualified Subordinated Debt,
         (y) obligations with respect to Swap Contracts and (z) Indebtedness under letters of credit issued in support of trade payables arising in the ordinary course of business.

         (i)  Section 2.11(b) of the Credit Agreement shall be amended to read
              ---------------
in its entirety as follows:

               (b)  [intentionally left blank].

         (j) Section 7.2 of the Credit Agreement shall be amended by deleting
             -----------
clauses (g) and (h) and inserting the following in lieu thereof:
-----------     ---

               (g) not later than the third Business Day of each week, a certificate of a Responsible Officer of the Company, substantially in the form of Exhibit L attached hereto, containing a calculation of the Borrowing Base as of the last Business Day of the immediately preceding week;

               (h) for the period from March 1, 2000 through July 15, 2000 weekly, not later than the third Business Day of each week, a certificate of a Responsible Officer of the Company with respect to a cash flow forecast for such week and the next succeeding four weeks in a form acceptable to the Agent;

                  (i) promptly, notice of any revision to the forecast delivered with respect to fiscal year 2000 pursuant to Section 7.2(d);
                                                                --------------
         and

                  (j) promptly, such additional information regarding the business, financial and corporate affairs of the Company, the Parent or any Subsidiary as the Agent or any Lender may reasonably request.

         (k)  Section 7.13 of the Credit Agreement shall be amended to read in
              ------------
its entirety as follows:

                  7.13 Annual Clean-Up. The Company shall (a) for a period of
                       ---------------
         not less than thirty (30) consecutive days occurring between September 30 and November 15 of each fiscal year other than the 2000 fiscal year, reduce the aggregate outstanding principal amount of Revolving Loans plus accrued interest thereon to $25,000,000 or less, and (b) for a period of not less thirty (30) consecutive days occurring between October 15, 2000 and January 15, 2001, reduce the aggregate outstanding principal amount of Revolving Loans plus accrued interest thereon to $27,000,000 or less.

         (l)  Section 8A.1 of the Credit Agreement shall be amended to read in
              ------------
its entirety as follows:

                  8A.1 Fixed Charge Coverage Ratio. The Company shall not
                       ---------------------------
         permit, as of the last day of any fiscal quarter occurring during the periods set forth below, for the four consecutive fiscal quarter period then ended, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges (the "Fixed Charge Coverage Ratio") to be less than the minimum ratio set forth below opposite such period:

                            Period                         Ratio Level
                            ------------------------------------------
                  March 31, 2000 through
                     June 30, 2000                            1.00:1

                      Thereafter                              1.50:1.

         (m) Section 8A.2 of the Credit Agreement shall be amended to read in
             ------------
its entirety as follows:

                  8A.2 Minimum EBITDA. The Company shall not permit, as of the
                       --------------
         last day of any fiscal quarter occurring during each period set forth below, Consolidated EBITDA for the four consecutive fiscal quarter period then ended to be less than the minimum amount set forth below opposite such period:

                           Period                               Amount
                           -------------------------------------------
                  March 31, 2000                              $19,000,000
                  June 30, 2000                               $19,500,000
                  September 30, 2000                          $24,000,000
                  December 31, 2000 and each
                  fiscal quarter thereafter                   $24,500,000.

         (n)  Section 8A.3 of the Credit Agreement shall be amended to read in
              ------------
its entirety as follows:

                  8A.3. Capital Expenditures. The Company shall not permit
                        --------------------
         Consolidated Capital Expenditures (i) during the 2000 fiscal year of the Company to exceed $2,000,000, and (ii) during any fiscal year of the Company thereafter to exceed $5,000,000 plus any Rollover Amount. For purposes of this section "Rollover Amount" shall mean for any fiscal year beginning after December 31, 2001, the amount by which $5,000,000 exceeds the Consolidated Capital Expenditures during the prior fiscal year.

         (o) The following Section 8A.4 shall be added to the Credit Agreement:
                           ------------

                  8A.4.  Total Debt. (a) The Parent shall not permit its Total
                         ----------
         Debt to exceed $202,500,000 on June 30, 2000.

                  (b) The Company shall not permit its Total Debt to exceed $153,000,000 on June 30, 2000.

                  (c) Each of the Parent and the Company will deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Lenders, with sufficient copies for each Lender, balance sheets for each of the Parent and the Company as of June 30, 2000, together with certificates calculating the Total Debt of the Parent and the Total Debt of the Company on June 30, 2000, which balance sheets and certificates must be delivered no later than July 15, 2000.

         SECTION 3. WARRANTIES.  To induce the Lenders and the Agent to enter
                    ----------
into this Amendment, each of the Company and the Parent warrant to the Lenders and the Agent as of the date hereof that:

         (a)      No Default or Event of Default exists; and

         (b) The representations and warranties of the Borrowers contained in
Article VI of the Credit Agreement are true and correct with the same effect as
----------
though made on the date hereof, except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date.

         SECTION 4. EFFECTIVENESS. The waivers set forth in Section 1 above and
                    -------------
the amendments set forth in Section 2 above shall become effective on such date
                            ---------
(the "Amendment Effective Date") when:
      ------------------------

         (i) the Company, the Parent, the Agent and the Majority Lenders have executed counterparts hereof and delivered them to the Agent;

         (ii) the Agent shall have received evidence satisfactory to it that the holders of not less than 76% of the principal amount of the Company's 10-7/8% Senior Subordinated Notes due 2007 issued under the 1997 Debt Indenture ("Senior Subordinated Notes") have irrevocably and unconditionally agreed not to
  -------------------------
accelerate the Senior Subordinated Notes, or declare a default or otherwise exercise any remedy with respect thereto as a result of any event of default under the 1997 Debt Indenture arising from the failure of the Company to make the payment of interest on the Senior Subordinated Notes due on February 1, 2000 and have agreed to accept a payment of additional Senior Subordinated Notes in a principal amount equal to the amount of interest not paid in cash on the Senior Subordinated Notes on such date, in each case on terms satisfactory to the Agent;

         (iii) the Agent shall have received an amendment, in form and substance satisfactory to the Agent, to the deed of trust entered into by the Company in favor of the Agent in respect of the Company"s real property in Front Royal, Virginia increasing the amount of indebtedness secured thereby to $15,000,000, duly executed by the Company;

         (iv) the Agent shall have received such endorsements to the title insurance policy issued in favor of the Agent with respect to the deed of trust described in clause (iii) above as it shall reasonably request;
             ------------

         (v) the Company, Vinylweld and Stuart Hall shall have entered into an agreement with the Agent in form and substance satisfactory to the Agent granting the Agent dominion and control over all cash receipts of the Company, Vinylweld and Stuart Hall;

         (vi) the Agent shall have received a Security Agreement duly executed by Vinylweld, together with all schedules thereto;

         (vii) the Agent shall have received certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party reasonably acceptable to the Agent, dated a date reasonably near to the Amendment Effective Date, listing all effective financing statements which name Vinylweld (under its present name and any previous names) as debtor and which are filed in the jurisdictions in which filings are to be made in connection with such Security Agreement, together with
(A) copies of such financing statements, (B) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in such Security Agreement previously granted by any Person (other than Permitted Liens) and (C) such other Uniform Commercial Code Form UCC-3 termination statements as the Agent may reasonably request;

         (viii) the Agent shall have received each document (including Uniform Commercial Code financing statements) reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the Collateral of Vinylweld, prior and superior to any other Person, in proper form for filing, registration or recording;

         (ix) the Agent shall have received a duly executed Reaffirmation of Loan Documents from the Parent and Stuart Hall, in substantially the form of Exhibit A hereto; and
---------

         (x) the Agent shall have received, for the account of each Lender, an amendment fee equal to 0.375% of the sum of such Lender's Term Loan plus such Lender's Commitment.

         SECTION 5. GENERAL.
                    -------

         (a) Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Credit Agreement.

         (b) As hereby amended or modified, the Credit Agreement shall remain in full force and effect and is hereby ratified, approved and confirmed in all respects.

         (c) After the date hereof, all references in the Credit Agreement and the Loan Documents to "Credit Agreement," "Agreement," "hereof" or the like shall refer to the Credit Agreement as hereby amended or modified.

         (d) The Company acknowledges its payment and reimbursement obligations arising pursuant to Section 11.4 of the Credit Agreement with respect to
                    ------------
reasonable Attorney Costs incurred by BofA in connection with the preparation of this Amendment.

         (e) This Amendment shall be binding upon the Company, the Parent, the Lenders and the Agent and shall inure to the benefit of the Company, the Parent, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.

         (f) This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

         (g) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, provided that the Agent and the Lenders shall retain all rights arising under federal law.

                     *       *        *        *        *

         Delivered at Chicago, Illinois, as of the date and year first above written.

                                      PEN-TAB INDUSTRIES, INC.


                                      By:______________________________
                                      Title: __________________________


                                      PEN-TAB HOLDINGS, INC.


                                      By:______________________________
                                      Title: __________________________


                                      BANK OF AMERICA, N.A., as Agent


                                      By:______________________________
                                      Title: __________________________



                                      BANK OF AMERICA, N.A., as Lender


                                      By:______________________________
                                      Title: __________________________


                                      COMERICA BANK, as Lender


                                      By:______________________________
                                      Title: __________________________

                                      BAY VIEW FINANCIAL CORPORATION,
                                      as Lender


                                      By:______________________________
                                      Title: __________________________


                                      UNION BANK OF CALIFORNIA, N.A.,
                                      as Lender


                                      By:______________________________
                                      Title: __________________________


                                      BAY VIEW BANK, as Lender


                                      By:______________________________
                                      Title: __________________________


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Lender


                                      By:______________________________
                                      Title: __________________________

EXHIBIT A

                            FORM OF REAFFIRMATION OF
                                 LOAN DOCUMENTS


                                 March __, 2000


Bank of America, N.A., as Agent
and the other parties to the Secured Credit
Agreement referred to below
231 South LaSalle Street
Chicago, Illinois 60697
Attn:  Agency Management Services #33499

                       Re: Reaffirmation of Loan Documents

Ladies and Gentlemen:

Please refer to:

                  1. The Stuart Hall Company, Inc. Security Agreement dated as of August 20, 1998 (the "Security
                                                             --------
                           Agreement") made by Stuart Hall Company , Inc.
                           ---------
                           ("Stuart Hall") in favor of Bank of America, N.A.
                             -----------
                           (formerly Bank of America National Trust and Savings Association) in its capacity as Agent (in such capacity, the "Agent");
                                          -----

                  2. The Stuart Hall Company, Inc. Guaranty dated as of August 20, 1998 (the "Stuart Hall Guaranty") made in
                                                 --------------------
                           favor of the Agent by Stuart Hall;

                  3. The Pen-Tab Holdings, Inc. Guaranty dated as of August 20, 1998 (the "Holdings Guaranty") made in
                                                 -----------------
                           favor of the Agent by Pen-Tab Holdings, Inc.
                           ("Holdings");
                             --------

                  4. The Pen-Tab Holdings, Inc. Pledge Agreement dated as of August 20, 1998 made by Holdings in favor of the Agent (the "Pledge Agreement"); and
                                       ----------------

                  5. The Trademark Security Agreement made as of August 20, 1998 by Stuart Hall in favor of the Agent (the "Trademark Security Agreement").
                            ----------------------------

                  The Security Agreement, the Stuart Hall Guaranty, the Holdings Guaranty, the Pledge Agreement and the Trademark Security Agreement, as well as each other Loan Document to which either of the undersigned is a party, in each case as heretofore amended, are collectively referred to herein as the "Documents". Capitalized terms not otherwise defined
                           ---------
herein will have the meanings given in the Credit Agreement referred to below.

                  Each of the undersigned acknowledges that the Company, the Lenders and the Agent have executed the Third Amendment and Waiver (the "Amendment") to the Secured Credit Agreement dated as of August 20, 1998 (as
 ---------
amended, supplemented or otherwise modified from time to time, the "Credit
                                                                    ------
Agreement").
---------

                  Each of the undersigned hereby confirms that each Document to which such undersigned is a party remains in full force and effect after giving effect to the effectiveness of the Amendment and that, upon such effectiveness, all references in each such Document to the "Credit Agreement" shall be references to the Credit Agreement as amended by the Amendment.

                  The letter agreement may be signed in counterparts and by the various parties as herein on separate counterparts. This letter agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

                                          STUART HALL COMPANY, INC.


                                          By:_______________________________
                                          Title:____________________________


                                          PEN-TAB HOLDINGS, INC.



                                          By:________________________________
                                          Title:_____________________________